Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) and related prospectus of Jarden Corporation and subsidiaries (the “Company”) pertaining to the Jarden Corporation 2009 Stock Incentive Plan and the Jarden Corporation Amended and Restated 2003 Stock Incentive Plan, as amended, and to the incorporation by reference therein of our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of the Company for the year ended December 31, 2007, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 15, 2009